Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

December 2, 2016

SEARS HOLDINGS ANNOUNCES BOARD CHANGE

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (NASDAQ: SHLD) today announced that Steven T. Mnuchin has informed the company that he has decided to step down from the company’s board of directors, effective immediately. President-elect Donald J. Trump recently announced his intent to nominate Mr. Mnuchin as Secretary of the United States Department of Treasury.

Mr. Mnuchin joined the board of Sears Holdings in March 2005 at the time of the merger of Sears, Roebuck and Co. and Kmart Holding Corporation. Previously, in May 2003, he was named to the board of directors for Kmart Holding Corporation.

“I want to thank Steven for his leadership, guidance and counsel during his more than 13 years of service as a highly valued member of the boards of both Sears Holdings and the former Kmart Holding Corporation,” said Edward S. Lampert, Chairman and CEO of Sears Holdings. “I also congratulate Steven as he embarks on this important post in President-elect Trump’s administration.”

“It’s been a pleasure to work closely with Eddie and the other members of the Sears Holdings’ board of directors over the years, and I wish the company and its associates all the best as Sears Holdings continues on its transformation,” said Mr. Mnuchin.

Mr. Mnuchin’s departure decreases the number of Sears Holdings’ directors to nine.

About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members – wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart as well as with other retail partners across categories important to them. The company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

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